                                                                  EXHIBIT 2.(B)

                                PHARMA PATCH PLC
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                          (EXPRESSED IN U.S. DOLLARS)

                                                   Pharma                 Vista                                     Pro forma
                                                  Patch Plc          Technologies, Inc.                            totals as of
                                                    as of                 as of                ADJUSTMENTS          November 30,
                                              November 30, 1995      December 31, 1995      DEBIT      CREDIT           1995
                                                    $                      $                        $                     $
                                            -------------------------------------------------------------------------------------
ASSETS

Cash, accounts receivable, prepaid expenses,
  investment securities, other assets              1,156,825            869,429              -             -          2,026,254

Property and equipment                                     -          1,414,920              -             -          1,414,920

Investment in Technical Chemicals and
  Products, Inc.                                  11,919,000                  -              -             -         11,919,000

Cost in excess of net assets acquired                      -                  -       5,763,930(a)         -          5,763,930
- -------------------------------------------------------------------------------------------------------------------------------
Total Assets                                      13,075,825          2,284,349       5,763,930            -         21,124,104
===============================================================================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY

Accounts payable, note payable, current portion
  of long term debt, redeemable common stock
  accrued liabilities, deferred revenue,
  other liabilities                                1,068,286          1,256,179              -             -          2,324,465
Long term debt                                             -            783,833              -             -            783,833

Minority interest                                          -            603,914              -     2,047,394          2,651,308

SHAREHOLDERS' EQUITY (DEFICIENCY)

Capital stock @ par value                          2,240,781             13,231         15,800(c)    911,300(c)       3,149,512
Premium in excess of par value                    14,509,111         13,513,796     16,960,236(c)  5,620,700(c)      16,683,371
Deficit                                           (4,742,353)       (14,160,572)             -    14,160,572(c)      (4,742,353)
Foreign currency adjustment                                -            273,968              -             -            273,968
- -------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity (deficiency)           12,007,539           (359,577)    16,976,036    22,739,966         15,364,498
- -------------------------------------------------------------------------------------------------------------------------------
                                                  13,075,825          2,284,349     22,739,966    22,739,966         21,124,104
- -------------------------------------------------------------------------------------------------------------------------------

See accompanying notes.